SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.      20549



                            FORM 8 - K

                          CURRENT REPORT


                  Pursuant to Section 13 or 15 (d) of
                   the Securities Exchange Act of 1934




         Date of Report ( Date of earliest event reported):
                        June 17, 1996




                     THE BANK OF NEW YORK COMPANY, INC.
                     ----------------------------------
             (exact name of registrant as specified in its charter)


                               NEW YORK
                               --------
                (State or other jurisdiction of incorporation)



         1-6152                     13-2614959
         ------                     ----------
  (Commission file number)      (I.R.S. employer
                              identification number)



      48 Wall Street, New York, NY          10286
      ----------------------------          -----
 (Address of principal executive office)  (Zip code)




(212) 495 - 1784
- ----------------
(Registrant's telephone number,
including area code)

ITEM 5.      Other Events
             ------------



On June 17, 1996 The Bank of New York (Delaware), a subsidiary of The Bank of New York Company, Inc. (the
"Company") announced that it had executed an agreement to sell its AFL-CIO Union Privilege affinity credit card portfolio. The transaction concerns approximately $3.4 billion in outstandings and includes 2.2 million cards.

The purchase price will be $575 million less certain payments due the marketing agent. The transaction is expected to be concluded shortly.

The Company also announced that its Board of Directors has approved a plan to use a portion of the proceeds from the sale of the Union Privilege credit card portfolio to buy back up to 10 million of its common shares. In November
1995, the Company authorized the buy back of 16 million of its common shares. Over 10.5 million shares have already been repurchased under that program.

On June 19, 1996, the Company issued a press release announcing that it will set aside approximately $350 million to provide for future charge-offs associated with The Bank of New York (Delaware)'s credit card portfolio.

Exhibits 99(a) and 99(b) are copies of the press releases announcing the above events and are incorporated herein by reference.

SIGNATURE
- ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  June 19, 1996




                     THE BANK OF NEW YORK COMPANY, INC.
                                (Registrant)



                    By:     \s\ Robert E. Keilman
                            ---------------------

                    Name:   Robert E. Keilman
                    Title:  Comptroller

EXHIBIT INDEX
- ---------------



Exhibit No.    Description

    99(a) Press release dated June 17, 1996, of The Bank of New York Company, Inc. ("the "Company"), announcing the execution of an agreement for the sale by The Bank of New York (Delaware), a subsidiary of the Company, of its AFL-CIO Union
               Privilege affinity credit card portfolio to Household International, Inc., and the approval by the Company's Board of Directors to use a portion of the proceeds from the sale to buy back up to 10 million of its common shares.

    99(b)      Press release dated June 19, 1996, of The
               Bank of New York Company, Inc., announcing the establishment of a special credit card provision.